EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL, INC. ANNOUNCES RECEIPT OF
DEFICIENCY LETTER FROM NYSE AMEX; AMENDMENT TO BY-LAWS

New York, NY – October 21, 2009 –Lazare Kaplan International Inc. (AMEX:LKI) (the “Company”) announced today that it received a Deficiency Letter from NYSE Regulation (the “Staff”), on behalf of NYSE AMEX LLC (the “Exchange”) dated October 20, 2009, relating to the Company’s failure to timely file its Quarterly Report on Form 10-Q (the “Form 10-Q”) for the quarter ended August 31, 2009. In this letter, the Staff informed the Company that the timely filing of the Form 10-Q is a condition for the Company’s continuing listing on the Exchange, as required by Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”). In addition, the Company’s failure to file the Form 10-Q is a material violation of its listing agreement with the Exchange. Pursuant to 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s common stock from the Exchange.

As announced by the Company on September 18, 2009, the Company received a Deficiency Letter from the Staff dated September 16, 2009, relating to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended May 31, 2009. In response to that letter, the Company submitted a plan of compliance (“Plan”), advising the Exchange of action it has taken, or will take, to bring the Company into compliance with Sections 134 and 1101 of the Company Guide by no later than December 15, 2009. As the Company’s failure to file the Form 10-Q does not affect the Plan or the timing of the Plan, the Company does not intend at this time to supplement the Plan to address the October 20, 2009 Deficiency Letter, or to submit an additional plan of compliance.

The Company further announced today that on October 19, 2009, its Board of Directors approved an amendment to the Company’s Bylaws, effective as of that date. Pursuant to the amendment, the annual meeting of stockholders of the Company shall now be held on any date and time which may from time to time be designated by the Board of Directors, instead of on a date not earlier than the 15th day of October nor later than the 30th day of November as determined by the Board of Directors.

Lazare Kaplan International, Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.